EXHIBIT 3.22


Filed in the Office of the                   CERTIFICATE OF AMENDMENT
Secretary of State of the
State of Nevada on                     TO THE ARTICLES OF INCORPORATION OF
January 27, 2000, No.
C15770-97, Dean Heller,                           INFORETECH INC.
Secretary of State


The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of INFORETECH INC., a Nevada corporation, adopted the following resolutions to amend its articles of incorporation on January 17, 2000:

1. All of the directors consented in writing to the following resolution dated January 17, 2000:

     "RESOLVED that upon receipt of a shareholder's resolution authorizing a change of the Company's name from "INFORETECH INC." to "EASTERN MANAGEMENT CORP.", the president, secretary and sole director of the Company, Mr. Jason John, is authorized to make such administrative, regulatory and governmental filings as are necessary to effect the change of the Company's name to "EASTERN MANAGEMENT CORP."."

2. A majority of the shareholders holding 60.8% of the common shares outstanding of INFORETECH INC. consented in writing to the following resolution dated January 17, 2000:

     RESOLVED that the Company's articles of incorporation be amended as follows:

     "1.      The name of the corporation is:

              EASTERN MANAGEMENT CORP."


Dated this 19th day of January, 2000.


                                        INFORETECH INC.

                                        Per:
                                              /s/ Jason John
                                             -----------------------------------
                                             Jason John,
                                             President, Secretary and Director